Exhibit 2.2.2
ACKNOWLEDGMENT AND AMENDMENT NO. 2 TO MASTER AGREEMENT
This Acknowledgment and Amendment No. 2 to Master Agreement (together with the Exhibits hereto, this “Acknowledgment”) is made as of the 31st day of May 2013, by and among ConAgra Foods, Inc., a Delaware corporation (“Oracle”), Cargill, Incorporated, a Delaware corporation (“Watson”) and CHS Inc., a Minnesota corporation (“Iris”), in connection with that certain Master Agreement, made as of the 4th day of March, 2013, as amended, (the “Master Agreement”), by and among Oracle, Watson, Iris and HM Luxembourg S.à r.l., a Luxembourg S.à r.l. (“Newco”). Oracle, Watson and Iris are each referred to herein individually as a “Parent” and collectively as the “Parents.” Capitalized terms not otherwise defined herein will have the respective meanings assigned to them in the Master Agreement.
RECITALS
The Parents desire to memorialize the completion of certain, and extend the deadline for completion of other, forms of Incomplete Transaction Documents (other than the Incomplete Ancillary Exhibits) and to amend Exhibit E and Exhibit G-2 to the Master Agreement to provide for certain changes to the terms thereof, as further provided herein, and by their execution of this Acknowledgment the Parents intend for this Acknowledgment to be an amendment to the Master Agreement that is binding on all Parents and Newco.
Accordingly, the Parents agree and acknowledge as follows:
I.Identification of Shared Assets. In accordance with Section 1.03(a)(i) of the Master Agreement, attached at Annex I-A, I-B and I-C are the initial Shared Assets Schedules of Oracle, Watson and Iris, respectively.
II.Completion of Transaction Documents. The Parties hereby acknowledge that the forms of certain of the Incomplete Transaction Documents (other than the Incomplete Ancillary Exhibits) have been completed pursuant to Section 5.15 of the Master Agreement as follows:
(a)The forms of the operating agreements for Oracle Holdco, Watson Holdco and Iris Holdco are set forth at Annex II-A-1, II-A-2, and II-A-3, respectively;
(b)The form of the Oracle Netherlands Charter is set forth at Annex II-B;
(c)The form of the Oracle Puerto Rico Charter is set forth at Annex II-C;
(d)The form of the Sky Canada Charter is set forth at Annex II-D;
(e)The forms of the Watson Contribution Agreement and Iris Contribution Agreement are set forth at Annex II-E-1 and II-E-2, respectively;
(f)The form of the Watson Transition Services Agreement is set forth at Annex II-F;
(g)The form of the Watson Purchase and Sale Agreement (Customer Relationships and Licenses) is set forth at Annex II-G; and
(h)The form of the Oracle Puerto Rico pre-Closing operating agreement is set forth at Annex II-H.
III.Amendment of Exhibits.
(a)    Exhibit E to the Master Agreement is hereby amended and restated in its entirety as set forth on Annex III-A hereto.

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(b)    Exhibit G-2 to the Master Agreement is hereby amended and restated in its entirety as set forth on Annex III-B hereto.
IV.Completion of Transaction Documents.
(c)    The first sentence of Section 5.15 of the Master Agreement is deleted in its entirety and replaced with the following: “During the period commencing on the date of this Agreement and ending (i) on May 31, 2013, for Incomplete Transaction Documents (other than the Watson Purchase and Sale Agreement (Hourly Pension Plan and Collective Agreements), the IP License Agreement, the Watson License-In Agreement and the Watson License-Out Agreement) which are not Incomplete Ancillary Exhibits, (ii) on July 24, 2013, for the Watson Purchase and Sale Agreement (Hourly Pension Plan and Collective Agreements), the IP Matters Agreement, the Watson License-In Agreement and the Watson License-Out Agreement, and (iii) prior to the Closing, for Incomplete Ancillary Exhibits, the Parties will complete the forms of each of the Incomplete Transaction Documents, negotiating in good faith, in accordance with the terms of this Section 5.15.”
V.Effect of Amendment. Except as specifically amended as set forth above, the Master Agreement shall continue in full force and effect. Nothing in this Acknowledgment shall be construed to amend, modify or waive any provision of the Master Agreement other than those specifically amended or modified as set forth above.
VI.Construction. The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Acknowledgment. Whenever required by the context, any pronoun used in this Acknowledgment will include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs will include the plural and vice versa. Reference to any agreement, document, or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof. The use of the words “include” or “including” in this Acknowledgment will be by way of example rather than by limitation. The use of the words “or,” “either” or “any” will not be exclusive. The Parties have participated jointly in the negotiation and drafting of this Acknowledgment. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Parent by virtue of the authorship of any of the provisions of this Acknowledgment.
VII.Governing Law. Any Proceedings arising out of or relating to this Acknowledgment will be subject to Section 9.08 of the Master Agreement.
VIII.Counterparts; Effectiveness. This Acknowledgment may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Parent), each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement. This Acknowledgment, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, will be treated in all manners and respects as an original agreement and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Parent, the other Parents will re-execute original forms thereof and deliver them to the requesting Parent. No Parent will raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of facsimile machine or other electronic means as a defense to the formation of a Contract and each such Parent forever waives any such defense.

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IN WITNESS WHEREOF, the Parents have caused this Acknowledgment and Amendment No. 2 to Master Agreement to be duly executed and sealed by their respective authorized officers on the day and year first above written.

CONAGRA FOODS, INC.

/s/ Bill Hahn
Name: Bill Hahn
Title: VP of M&A

CARGILL, INCORPORATED

/s/ Kim Scott Portnoy
Name: Kim Scott Portnoy
Title: Corporate Vice President

CHS INC.

/s/ Mark L. Palmquist
Name: Mark L. Palmquist
Title: Executive Vice President and COO

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